Light & Wonder, Inc.
Reports Fourth Quarter and Full Year 2023 Results

Achieved Record Full Year Results Driven by Double-Digit Growth across All Businesses
Delivered 11 Consecutive Quarters of Consolidated Revenue Growth with Increase of 13% in the Quarter and 16% for the Full Year
Healthy Balance Sheet and Strong Financial Profile
Returned $170 Million of Capital to Shareholders through Share Repurchases during 2023

LAS VEGAS — February 27, 2024 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the fourth quarter and fiscal year ended December 31, 2023.
We closed the year with momentum and delivered our 11th consecutive quarter of consolidated revenue growth and sixth consecutive quarter of double-digit growth year-over-year. Consolidated revenue in the quarter grew 13%, driven by strong performance across all our businesses, while we maintained strong margins:
•Gaming revenue increased to $496 million, up 13% compared to the prior year period, primarily driven by another quarter of robust Gaming machine sales growth, which increased 31% globally, coupled with continued strong momentum in Gaming operations.
•SciPlay revenue rose to $204 million, a 12% increase from the prior year period, breaking a quarterly revenue record for the sixth consecutive quarter, driven by the core social casino business, which once again delivered strong payer metrics and outpaced the market and gained share.
•iGaming revenue increased 13% to $70 million reflecting continued growth momentum in the U.S. and international markets.
Full year consolidated revenue increased 16% to $2.9 billion delivering record results, which showcased our strong financial performance, execution on our growth strategy and transformation, and continued advancement towards our long-term financial targets.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “2023 was a banner year for Light & Wonder. Our businesses delivered double-digit growth across the board throughout the year, enabled by strategic investments and strong execution. We consistently leverage a differentiated product strategy and plan to capitalize on the significant growth opportunities ahead of us. I am thrilled with the momentum we continue to see in the business, and with our winning mentality, experience, and talent in place, we are well-positioned to continue our growth trajectory. I want to congratulate our team on a successful year and know the best is yet to come.”
Oliver Chow, Chief Financial Officer of Light & Wonder, added, “We continue to see healthy trends in the business and were able to capitalize on many of the opportunities presented to us in 2023 to deliver strong top- and bottom-line growth, both in the quarter and for the full year. Our teams continued to deliver quality earnings with improved metrics over the course of 2023. Moving forward, we will focus on driving sustainable growth and executing against our balanced and opportunistic capital allocation strategy with discipline, driving value for all stakeholders.”

LEVERAGE, CAPITAL RETURN AND STRATEGY UPDATE
•Principal face value of debt outstanding(1) of $3.9 billion, translating to net debt leverage ratio(2) of 3.1x as of December 31, 2023, despite the cash outflow required to complete the SciPlay merger. Our net debt leverage ratio decreased 0.2x from December 31, 2022, and remained within our targeted net debt leverage ratio(2) range of 2.5x to 3.5x.
•Returned $25 million of capital to shareholders through the repurchase of approximately 0.3 million shares of L&W common stock during the quarter and $170 million or 2.4 million shares during 2023. Since the initiation of the program, we have returned $575 million of capital to shareholders through the repurchase of approximately 9.4 million shares of L&W common stock, representing 77% of total program authorization.
•Repriced our Term Loan B in January 2024 reducing our interest rate by 35 basis points, resulting in a reduction in annualized interest costs of approximately $8 million.
•SciPlay merger integration completed successfully, with the Company strengthening its cross-platform strategy through synergistic game development processes across all businesses.
SUMMARY RESULTS
Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition of the Company’s continuing operations, which include its Gaming, SciPlay and iGaming businesses. We have reflected our former Lottery business (disposed during the second quarter of 2022) and Sports Betting business (disposed during the third quarter of 2022) (collectively referred to as the “Divestitures”) as discontinued operations.

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2023	2022	2023	2022
Revenue	$770	$682	$2,902	$2,512
Net income (loss)	67	21	180	(176)
Net income attributable to L&W(3)	66	30	163	3,675
Net cash provided by (used in) operating activities(3)	167	(87)	590	(381)
Capital expenditures	60	58	242	216

Non-GAAP Financial Measures
Consolidated AEBITDA(2)	$302	$265	$1,118	$913
Adjusted NPATA(2)	109	Np	388	Np
Free cash flow(2)(3)	70	(148)	291	(674)

			As of December 31,
Balance Sheet Measures			2023	2022
Cash and cash equivalents			$425	$914
Total debt			3,874	3,894
Available liquidity(4)			1,165	1,802

Np — Prior periods are not presented due to materially different debt and tax profile of the Company prior to the completion of the Divestitures.

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 15 to the consolidated financial statements in our December 31, 2023 Form 10-K.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) For the year ended December 31, 2022, these financial measures represent combined results inclusive of discontinued operations.
(4) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity, including the SciPlay Revolver for the period ended December 31, 2022. As a result of the completion of the SciPlay merger on October 23, 2023, we terminated the SciPlay Revolver, which resulted in a $150 million reduction of our available liquidity.

Fourth Quarter 2023 Financial Highlights
•Fourth quarter consolidated revenue was $770 million compared to $682 million, a 13% increase relative to the prior year period driven by double-digit growth across all lines of business, representing an 11th consecutive quarter of year-over-year growth. Gaming revenue increased 13%, driven by another quarter of robust growth in Gaming machine sales, which grew 31% year-over-year, while SciPlay revenue reached another quarterly record and iGaming revenue held at a record level.
•Net income was $67 million compared to $21 million in the prior year period, primarily due to higher revenue and operating income.
•Consolidated AEBITDA(1) was $302 million compared to $265 million, a 14% increase relative to the prior year period, driven by double-digit growth and maintaining strong margins across all of our businesses.
•Adjusted NPATA(1) was $109 million.
•Net cash provided by operating activities was $167 million compared to combined net cash used in operating activities of $(87) million in the prior year period, which was impacted by $176 million in cash taxes paid related to the Divestitures.
•Free cash flow(1) was $70 million compared to combined free cash flow(1) of $(148) million in the prior year period, which was impacted by $176 million in cash taxes paid related to the Divestitures. The current year period was impacted by $16 million primarily in costs supporting the strategic review and related activities associated with the SciPlay merger.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2023

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2023	2022	$	%	2023	2022	$	%	2023	2022	PP Change(3)
Gaming	$496	$438	$58	13%	$245	$215	$30	14%	49%	49%	—
SciPlay	204	182	22	12%	69	59	10	17%	34%	32%	2
iGaming	70	62	8	13%	23	19	4	21%	33%	31%	2
Corporate and other(4)	—	—	—	—%	(35)	(28)	(7)	(25)%	n/a	n/a	n/a
Total	$770	$682	$88	13%	$302	$265	$37	14%	39%	39%	—

PP - percentage points.
n/a - not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Full Year 2023 Financial Highlights
•Consolidated revenue was a record $2.9 billion compared to $2.5 billion in the prior year, a 16% increase. Growth was driven by double-digit revenue growth across all our businesses. Our Gaming business demonstrated continued momentum with Gaming machine sales growing 36% and Table products growing 13%. Consolidated revenue also benefited from SciPlay due to growth of social casino business exceeding that of the market, while iGaming demonstrated strong performance on growth in U.S. and international markets.
•Net income (loss) was $180 million compared to $(176) million in the prior year due to higher revenue and operating income, lower interest expense, and lower loss on debt financing transactions, which was $15 million in the current year and $147 million in the prior year.
•Consolidated AEBITDA(1) was $1.1 billion compared to $913 million in the prior year, a $205 million or 22% increase, primarily due to double-digit revenue growth and margin expansion across all of our businesses.
•Adjusted NPATA(1) was $388 million.
•Net cash provided by operating activities was $590 million compared to combined net cash used in operating activities of $(381) million in the prior year, primarily due to cash taxes paid related to the Divestitures, which were $32 million in the current year and $641 million in the prior year, as well as lower interest payments.
•Free cash flow(1) was $291 million compared to combined free cash flow(1) of $(674) million in the prior year. The prior year combined free cash flow was primarily impacted by $641 million in cash taxes paid related to the Divestitures and $97 million in costs supporting the strategic review and related activities primarily associated with the Divestitures. Current year free cash flow benefited from strong earnings, lower interest payments and strong collections, which was partially offset by $32 million in cash taxes paid related to the Divestitures and $25 million in costs primarily supporting the strategic review and related activities, including those associated with the SciPlay merger.
•Net debt leverage ratio(1) declined to 3.1x from 3.3x at the end of 2022, remaining in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2023

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2023	2022	$	%	2023	2022	$	%	2023	2022	PP Change(3)
Gaming	$1,850	$1,601	$249	16%	$918	$767	$151	20%	50%	48%	2
SciPlay	777	671	106	16%	243	187	56	30%	31%	28%	3
iGaming	275	240	35	15%	95	80	15	19%	35%	33%	2
Corporate and other(4)	—	—	—	—%	(138)	(121)	(17)	(14)%	n/a	n/a	n/a
Total	$2,902	$2,512	$390	16%	$1,118	$913	$205	22%	39%	36%	3

PP - percentage points.
n/a - not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Fourth Quarter 2023 Business Segments Key Highlights
•    Gaming revenue increased to $496 million, up 13% compared to the prior year period, primarily driven by global Gaming machine sales growth of 31%, while Gaming operations revenue increased 7% benefiting from year-over-year growth in our North American installed base and average daily revenue per unit, which increased to $47.91. Strong content performance and continued success of our COSMIC™ and MURAL® cabinets validated our strong investment in our R&D engine, which will support long-term growth. Our North American premium installed base grew for the 14th consecutive quarter, representing 47% of our total installed base mix. Gaming AEBITDA was $245 million, up 14% compared to the prior year period, primarily driven by revenue growth in the period.
•    SciPlay revenue was $204 million, a 12% increase from the prior year period, once again achieving record quarterly revenue. SciPlay AEBITDA was $69 million, up 17% compared to the prior year period with AEBITDA margin improving two percentage points, reflective of continuing revenue growth, partially offset by higher marketing spend. Growth was primarily driven by the core social casino business, which continued to deliver record player engagement and monetization leveraging game content, dynamic Live Ops and effective marketing strategies. SciPlay maintained its number of payers around 0.6 million and achieved its highest ever AMRPPU(1), enabling SciPlay to grow ARPDAU(2) by 15% year-over-year to a record $1.00 and to achieve record payer conversion of 10.7%.
•    iGaming revenue increased 13% to $70 million and AEBITDA grew 21% from the prior year period with continued growth momentum in the U.S. and international markets. Wagers processed through our iGaming platform have increased to $21.6 billion in the fourth quarter. In October 2023, we launched our live casino operations in Michigan.
•    Capital expenditures were $60 million in the fourth quarter of 2023.

(1) Average Monthly Revenue Per Paying User.
(2) Average Revenue Per Daily Active User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Tuesday, February 27, 2024 at 4:30 p.m. EST to review the Company’s fourth quarter and full year 2023 results. To access the call live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S., +61 2 7908-3093 for Australia or +1 (404) 975-4839 for International and ask to join the Light & Wonder call using conference ID: 587006. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary businesses, we deliver unforgettable experiences by combining the exceptional talents of our 6,000+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the Australian Stock Exchange (“ASX”) through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-301-4378
Vice President, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations ir@lnw.com
All ® notices signify marks registered in the United States. © 2024 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of potential changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•the outcome of any legal proceedings that may be instituted following completion of the SciPlay merger;
•failure to retain key Management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as Management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•risks as a result of being publicly traded in the United States and Australia, including price variations and other impacts relating to the secondary listing of the Company’s common stock on the Australian Securities Exchange;
•the possibility that we may be unable to achieve expected operational, strategic and financial benefits of the SciPlay merger;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;

•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering and social gaming;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, including the forthcoming report to be filed with the SEC for the year ended December 31, 2023 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
Services	$515	$466	$1,991	$1,795
Products	255	216	911	717
Total revenue	770	682	2,902	2,512
Operating expenses:
Cost of services(1)	114	106	445	390
Cost of products(1)	121	97	427	348
Selling, general and administrative	209	182	808	717
Research and development	59	55	228	218
Depreciation, amortization and impairments	86	103	384	420
Restructuring and other	26	40	92	146
Total operating expenses	615	583	2,384	2,239
Operating income	155	99	518	273
Other (expense) income:
Interest expense	(78)	(73)	(309)	(327)
Loss on debt financing transactions	—	—	(15)	(147)
Gain on remeasurement of debt and other	—	—	—	27
Other (expense) income, net	(12)	—	11	11
Total other expense, net	(90)	(73)	(313)	(436)
Net income (loss) from continuing operations before income taxes	65	26	205	(163)
Income tax benefit (expense)	2	(5)	(25)	(13)
Net income (loss) from continuing operations	67	21	180	(176)
Net income from discontinued operations, net of tax(2)	—	18	—	3,873
Net income	67	39	180	3,697
Less: Net income attributable to noncontrolling interest	1	9	17	22
Net income attributable to L&W	$66	$30	$163	$3,675

Per Share - Basic:
Net income (loss) from continuing operations	$0.74	$0.12	$1.79	$(2.09)
Net income from discontinued operations	—	0.20	—	40.87
Net income attributable to L&W	$0.74	$0.32	$1.79	$38.78

Per Share - Diluted:
Net income (loss) from continuing operations	$0.73	$0.12	$1.75	$(2.09)
Net income from discontinued operations	—	0.20	—	40.87
Net income attributable to L&W	$0.73	$0.32	$1.75	$38.78

Weighted average number of shares used in per share calculations:
Basic shares	90	93	91	95
Diluted shares	92	95	93	95

(1) Excludes depreciation, amortization and impairments.
(2) The year ended December 31, 2022 includes a total pre-tax gain of $4,927 million related to the Divestitures.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	As of December 31,
	2023	2022
Assets:
Cash and cash equivalents	$425	$914
Restricted cash	90	47
Receivables, net of allowance for credit losses of $38	506	455
Inventories	177	161
Prepaid expenses, deposits and other current assets	113	117
Total current assets	1,311	1,694

Restricted cash	6	6
Receivables, net of allowance for credit losses of $3 and $2, respectively	37	14
Property and equipment, net	236	204
Operating lease right-of-use assets	52	49
Goodwill	2,945	2,919
Intangible assets, net	605	797
Software, net	158	145
Deferred income taxes	142	114
Other assets	60	67
Total assets	$5,552	$6,009

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$22	$24
Accounts payable	241	154
Accrued liabilities	404	380
Income taxes payable	29	64
Total current liabilities	696	622

Deferred income taxes	20	87
Operating lease liabilities	39	37
Other long-term liabilities	180	232
Long-term debt, excluding current portion	3,852	3,870
Total stockholders’ equity(1)	765	1,161
Total liabilities and stockholders’ equity	$5,552	$6,009

(1) Includes $171 million in noncontrolling interest as of December 31, 2022.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$67	$39	$180	$3,697
Less: Income from discontinued operations, net of tax	—	(18)	—	(3,873)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations	140	131	576	643
Changes in working capital accounts, excluding the effects of acquisitions(1)	(1)	(198)	(82)	(863)
Changes in deferred income taxes and other	(39)	(33)	(84)	(29)
Net cash provided by (used in) operating activities from continuing operations	167	(79)	590	(425)
Net cash (used in) provided by operating activities from discontinued operations	—	(8)	—	44
Net cash provided by (used in) operating activities	167	(87)	590	(381)
Cash flows from investing activities:
Capital expenditures	(60)	(58)	(242)	(216)
Acquisitions of businesses, net of cash acquired	—	(18)	(4)	(136)
Proceeds from settlement of cross-currency interest rate swaps	—	—	—	50
Proceeds from sale of investments and other, net	(1)	48	(2)	50
Net cash used in investing activities from continuing operations	(61)	(28)	(248)	(252)
Net cash (used in) provided by investing activities from discontinued operations(2)	—	—	(3)	6,368
Net cash (used in) provided by investing activities	(61)	(28)	(251)	6,116
Cash flows from financing activities:
Payments of long-term debt, net (inclusive of redemption premium)	(5)	(6)	(34)	(4,893)
Payments of debt issuance and deferred financing costs	—	—	(8)	(37)
Payments on license obligations	(5)	(5)	(31)	(35)
Purchase of L&W common stock	(25)	(202)	(170)	(405)
Purchase of SciPlay’s common stock	(496)	(19)	(519)	(37)
Net redemptions of common stock under stock-based compensation plans and other	(6)	(18)	(26)	(53)
Net cash used in financing activities from continuing operations	(537)	(250)	(788)	(5,460)
Net cash used in financing activities from discontinued operations	—	—	—	(3)
Net cash used in financing activities	(537)	(250)	(788)	(5,463)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	6	3	(6)
(Decrease) increase in cash, cash equivalents and restricted cash	(426)	(359)	(446)	266
Cash, cash equivalents and restricted cash, beginning of period	947	1,326	967	701
Cash, cash equivalents and restricted cash, end of period	521	967	521	967
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	—	—	—
Cash, cash equivalents and restricted cash of continuing operations, end of period	$521	$967	$521	$967
Supplemental cash flow information:
Cash paid for interest	$85	$80	$306	$351
Income taxes paid	28	195	147	692
Distributed earnings from equity investments	2	2	4	6
Cash paid for contingent consideration included in operating activities	8	7	17	7
Supplemental non-cash transactions:
Non-cash interest expense	$2	$2	$10	$14
(1) Inclusive of income tax payments.
(2) The year ended December 31, 2023 includes $6,409 million in gross proceeds from the Divestitures, net of cash, cash equivalents and restricted cash transferred.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, CONSOLIDATED AEBITDA MARGIN AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA
Net income attributable to L&W	$66	$30	$163	$3,675
Net income attributable to noncontrolling interest	1	9	17	22
Net income from discontinued operations, net of tax	—	(18)	—	(3,873)
Net income (loss) from continuing operations	67	21	180	(176)
Restructuring and other(1)	26	40	92	146
Depreciation, amortization and impairments(2)	86	103	384	420
Other expense (income), net	14	—	(5)	(6)
Interest expense	78	73	309	327
Income tax (benefit) expense	(2)	5	25	13
Stock-based compensation	33	23	118	69
Loss on debt financing transactions	—	—	15	147
Gain on remeasurement of debt and other	—	—	—	(27)
Consolidated AEBITDA	$302	$265	$1,118	$913

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$245	$215	$918	$767
SciPlay	69	59	243	187
iGaming	23	19	95	80
Total business segments AEBITDA	337	293	1,256	1,034
Corporate and other(3)	(35)	(28)	(138)	(121)
Consolidated AEBITDA	$302	$265	$1,118	$913

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$302	$265	$1,118	$913
Revenue	770	682	2,902	2,512

Net income (loss) margin from continuing operations	9%	3%	6%	(7)%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	39%	39%	39%	36%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $32 million and $165 million in amortization related to acquired intangible assets for the three months and year ended December 31, 2023, respectively, and $51 million and $205 million for the three months and year ended December 31, 2022, respectively.
(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO ADJUSTED NPATA
(Unaudited, in millions)

	Three Months Ended December 31, 2023	Year Ended December 31, 2023
Reconciliation of Net Income Attributable to L&W to Adjusted NPATA
Net income attributable to L&W	$66	$163
Net income attributable to noncontrolling interest	1	17
Net income from discontinued operations, net of tax	—	—
Net income from continuing operations	67	180
Amortization of acquired intangibles and impairments(1)	32	172
Restructuring and other(2)	26	92
Other expense (income), net	14	(5)
Loss on debt financing transactions	—	15
Income tax impact on adjustments(3)	(30)	(66)
Adjusted NPATA	$109	$388

(1) Includes $7 million in impairment charges for the year ended December 31, 2023.
(2) Refer to the Adjusted NPATA definition below for a description of items included in restructuring and other.
(3) Includes an adjustment to remove $14 million in tax benefits related to the Divestitures.

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2023	2022	2023	2023	2022
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations	$168	$157	$166	$661	$635
Gaming machine sales	205	156	172	708	522
Gaming systems	71	73	71	268	255
Table products	52	52	56	213	189
Total revenue	$496	$438	$465	$1,850	$1,601
Gaming Operations:
U.S. and Canada:
Installed base at period end	31,220	30,630	31,035	31,220	30,630
Average daily revenue per unit(1)	$47.91	$45.39	$48.64	$47.86	$45.99
International:(2)
Installed base at period end	22,327	27,126	22,442	22,327	27,126
Average daily revenue per unit	$16.01	$13.80	$14.01	$15.14	$13.51
Gaming Machine Sales:
U.S. and Canada new unit shipments	4,783	5,099	4,640	18,500	16,890
International new unit shipments	7,340	2,661	4,045	19,136	9,913
Total new unit shipments	12,123	7,760	8,685	37,636	26,803
Average sales price per new unit	$15,477	$18,047	$18,104	$17,229	$17,462
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,451	4,322	4,542	17,351	14,531
Casino opening and expansion units	332	777	98	1,149	2,359
Total unit shipments	4,783	5,099	4,640	18,500	16,890
International unit shipments:
Replacement units	7,270	2,565	3,262	16,641	9,647
Casino opening and expansion units	70	96	783	2,495	266
Total unit shipments	7,340	2,661	4,045	19,136	9,913
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile in-app purchases	$172	$158	$173	$681	$584
Web in-app purchases and other(3)	32	24	23	96	87
Total revenue	$204	$182	$196	$777	$671
In-App Purchases:
Mobile penetration(4)	86%	90%	90%	89%	90%
Average MAU(5)	5.5	5.7	5.7	5.7	6.0
Average DAU(6)	2.2	2.2	2.2	2.2	2.3
ARPDAU(7)	$1.00	$0.87	$0.96	$0.94	$0.78
Average MPU(8) (in thousands)	587	591	602	606	572
AMRPPU(9)	$113.73	$99.16	$106.61	$104.82	$94.58
Payer Conversion Rate(10)	10.7%	10.4%	10.6%	10.6%	9.6%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$21.6	$19.1	$20.2	$82.8	$71.9
(1) We refined U.S. and Canada units average daily revenue per unit calculation to include certain Gaming operations revenue streams that were previously excluded and have revised prior periods to align with the new calculation. The change aligns more closely with how Management evaluates the operating performance and was immaterial both quantitatively and qualitatively. Revised U.S. and Canada average daily revenue per unit for the three months ended March 31, 2023 and June 30, 2023 was $46.72 and $48.59, respectively.
(2) Units exclude those related to game content licensing.
(3) Other primarily consists of advertising revenue which was not material for the periods presented.
(4) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(5) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(7) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(8) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(9) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(10) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)
	As of December 31,
	2023	2022
Consolidated AEBITDA	$1,118	$913

Total debt	$3,874	$3,894
Add: Unamortized debt discount/premium and deferred financing costs, net	44	47
Less: Debt not requiring cash repayment and other	(1)	(2)
Principal face value of debt outstanding	3,917	3,939
Less: Cash and cash equivalents	425	914
Net debt	$3,492	$3,025

Net debt leverage ratio	3.1	3.3

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND COMBINED FREE CASH FLOW
(Unaudited, in millions)
	Three Months Ended December 31,
	2023	2022
	Consolidated	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash provided by (used in) operating activities	$167	$(79)	$(8)	$(87)
Less: Capital expenditures	(60)	(58)	—	(58)
Add: Payments on contingent acquisition considerations	8	7	—	7
Less: Payments on license obligations	(5)	(5)	—	(5)
Less: Change in restricted cash impacting working capital	(40)	(5)	—	(5)
Free cash flow	$70	$(140)	$(8)	$(148)
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Professional fees and services supporting strategic review and related activities (including SciPlay merger) and other	$16			$25
Income tax payments related to the Divestitures	—			176

	Year Ended December 31,
	2023	2022
	Consolidated	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash provided by (used in) operating activities	$590	$(425)	$44	$(381)
Less: Capital expenditures	(242)	(216)	(37)	(253)
Add: Payments on contingent acquisition considerations	17	7	—	7
Less: Payments on license obligations	(31)	(35)	(2)	(37)
Less: Change in restricted cash impacting working capital	(43)	(4)	(6)	(10)
Free cash flow	$291	$(673)	$(1)	$(674)
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Professional fees and services supporting strategic review and related activities (including ASX listing and SciPlay merger) and other	$25			$97
Income tax payments related to the Divestitures	32			641
Disposition and other closing expenses	—			80
Payments related to April 2022 refinancing	—			5
SciPlay legal settlement payment	—			25

(1) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.

Discontinued Operations
We sold our former Lottery business to Brookfield Business Partners L.P. during the second quarter of 2022. We sold our former Sports Betting business to Endeavor Operating Company, LLC, a subsidiary of Endeavor Group Holdings, Inc., in a cash and stock transaction completed during the third quarter of 2022. Accordingly, the prior period financial results for these divested businesses are presented as discontinued operations in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. We report our continuing operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), Consolidated AEBITDA margin, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, Net debt, Net debt leverage ratio, and Adjusted NPATA (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Following our ASX listing, Management introduced usage of Adjusted NPATA, a non-GAAP financial measure, which is widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX, and which we now present on a supplemental basis.
As described in this earning release, the Company sold its former Lottery business and Sports Betting business and as such, historical financial information for these divested businesses is classified as discontinued operations, as described above. Management believes that Combined free cash flow is useful during the period until the disposition occurred as it provided Management and investors with information regarding the Company’s combined financial condition under the structure at the time, including for prior period comparisons, as the Company transformed its strategy subsequent to the Divestitures.
Additionally, Combined free cash flow provided greater visibility into cash available for the Company to use in investing and financing decisions as that cash flow was available for such decisions.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of continuing operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Additionally, Management believes that Free cash flow from discontinued operations provides useful information regarding the Company’s operations as well as the impact of the discontinued businesses on the overall financial results for the prior periods presented as they remained under the structure of the Company for those periods. This non-GAAP measure is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations and as such does not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Management believes Adjusted NPATA is useful for investors because it provides investors with additional perspective on performance, as the measure eliminates the effects of amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of continuing operations and are better evaluated separately. Adjusted NPATA is widely used to measure performance of gaming and other companies listed on the ASX.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Interest expense; (8) Income tax (benefit) expense; (9) Stock-based compensation; and (10) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income (loss) from continuing operations, the most directly comparable GAAP measure, in a schedule above.
Free Cash Flow (representing free cash flow from continuing operations)
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flow (representing our continuing operations) and Free cash flow from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2023, but it does not include other long term obligations primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.
Adjusted NPATA
Adjusted NPATA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Adjusted NPATA.” Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPATA is reconciled to Net income from continuing operations and includes the following adjustments: (1) Amortization of acquired intangible assets; (2) non-cash asset and goodwill impairments; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (4) Loss on debt financing transactions; (5) Change in fair value of investments and Gain on remeasurement of debt and other; (6) Income tax impact on adjustments; and (7) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments.

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